Exhibit 99.1

Press Release
SOURCE: Renaissance Learning, Inc.

Renaissance Learning Announces Preliminary Results for
3rd Quarter and Revised Expectations for Balance of 2002

        WISCONSIN RAPIDS, Wis., - (September 25, 2002) - Renaissance Learning™, Inc., (Nasdaq: RLRN), a leading provider of learning information systems software and school improvement programs to K-12 schools, today announced that they are expecting lower revenues and earnings than previously projected for the second half of 2002. Revenues for the third quarter are expected to be approximately $32.5 million, down about 11% from the third quarter 2001. Earnings per share for the third quarter are expected to be $.22-$.23 per share, down $.05 to $.06 per share from third quarter 2001.

        "The economic downturn has continued to put pressure on state education budgets and funding for K-12 schools. Many of our customers are dealing with budget cuts or uncertainty over budget levels," said Terrance Paul, chief executive officer of Renaissance Learning. "This has impacted orders on both current and new products. While revenues and earnings will be lower than previously expected, we expect to remain solidly profitable, with strong cash flow."

        By the end of the quarter, the Company expects to have added about 900 new customer schools, bringing total North American schools using Company products to about 62,000. New product releases in the third quarter include: AccelTest™ test creation, scoring, and gradebook software; Fluent Reader™ repeated reading software for improving reading fluency, and MathFacts in a Flash™ software to help educators improve students' computation fluency. This completes on schedule the roll out of all six new software products announced previously. The new products which began shipping in the second quarter are: StandardsMaster™ instant assessment and Web-based reporting software; Accelerated Writer™ writing improvement system; and Accelerated Vocabulary™ vocabulary development software.

        "In addition to the state budget difficulties, federal funds appear to be slow in reaching schools," Paul continued. "Our products are aligned with the requirements of the federal programs and it is possible that we will see some uplift in our order rates as more federal dollars become available to our customers, but we are cautious about how much of an impact the federal monies will have. Order patterns are showing slightly more positive trends in recent weeks, which may be due to more federal money, to budgets getting finalized, or just to schools getting a later start than in past years. Our expectation is that the fourth quarter will be down compared to last year's fourth quarter, although we expect a slight improvement over the percentage declines expected for the third quarter." Paul concluded, "We have the financial resources to turn this difficult market to our longer term advantage through new or expanded initiatives. We are confident that once funding begins to improve, we will be in an even stronger position to provide K-12 schools the solutions they need to accelerate learning."

        The Company will hold a conference call at 10:00 a.m. CDST today to discuss this announcement and the business outlook. The teleconference may be accessed in listen-only mode by dialing 888-868-9083 at 10:00 a.m. CDST. Please call a few minutes before the scheduled start time to ensure a proper connection. A digital recording of the conference call will be made available on September 25, 2002 at 1:00 p.m. CDST through October 2, 2002. The replay dial-in is 877-519-4471. The conference ID number to access the replay is 3512043.

        Renaissance Learning™, Inc., is a leading provider of research-based learning information systems software, school improvement programs, teacher training, and consulting. The Company's learning information systems software products give students and teachers continuous constructive feedback that helps motivate students, dramatically accelerate learning, improve test scores, and help students master all standards, while reducing teacher paperwork. Adopted by over 61,000 schools, these software products are among the most popular in schools nationwide, including Accelerated Reader®, Accelerated Math®, Accelerated Writer™ , Fluent Reader™ , STAR Reading®, STAR Math®, STAR Early Literacy®, and PerfectCopy™. The Company's Renaissance™ school improvement process has been adopted by school districts across the country, and over 380,000 pre-K-12 educators have received Renaissance training. The Company also provides electronic assessment products and services to educational publishers, and sells enterprise software for training and knowledge management. The Company has six U.S. locations and subsidiaries in Australia, Canada, India, and the United Kingdom.

This press release contains forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial and operating results, and the introduction of new products and services. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company's Annual Report on Form 10-K, quarterly reports on Form 10-Q and the Company's other Securities and Exchange Commission filings which factors are incorporated herein by reference.